EXHIBIT 10.33

Comprehensive Financing Line Contract

Contract No.  Borrow 2009-015001R

Party A：SinoHub SCM Shenzhen Ltd.
Address：6/F, No. 5 Qiongyu Road, Central Area, Technology Park, Nanshan District, Shenzhen, China
The legal representative：Cui Hantao   Postcode：518057
Phone：86-755-26612106 Fax：86-755-26612060

Party B：Shenzhen Branch, China Construction Bank
Address：East Bldg, Financial center, Hongling Road, Luohu District, Shenzhen
The legal representative：Tian Hui Yu     Postcode：518010
Phone：______________     Fax：______________

Party B agrees to provide Party A with comprehensive financing line with the application of Party A and under the condition Party A fulfills the requirements of Party B. In order to clarify the rights and obligations of both parties, Party A and Party B agree on the following terms and conditions in accordance with relevant laws and regulations.

1	Comprehensive Financing Line
Comprehensive financing line under this contract refers to the maximum amount of comprehensive capital that Party B offers to Party A under certain conditions during the effective term agreed in this contract. At any time within effective term of the comprehensive financing line in this contract, only if the comprehensive financing balances being occupied by Party A or outstanding does not exceed the total comprehensive financing line, Party A is entitled to continue applying for comprehensive financing as agreed in this contract without restrictions on application time and amount (unless otherwise agreed), as long as the applied amount, together with the comprehensive financing balances being occupied by Party A or outstanding does not exceed the total comprehensive financing line.

2	Type and Amount of Comprehensive Financing Line
Party B agrees to provide Party A with a comprehensive financing line of RMB 10million, including the type and amount of each item as followed:
Guarantee line: RMB 10million, and no guarantee fee is needed to issue each guarantee letter under this financing line.

3	Term of the Comprehensive financing line
3.1	This comprehensive financing line starts on February 4, 2009, and ends on February 3, 2010 (“the effective term”).
3.2	When the term of the comprehensive financing line expires, the comprehensive financing line terminates automatically, and the unused comprehensive financing line amount will expire.
3.3
Party A shall repay all outstanding amounts on the comprehensive financing line during the term of this contract, whether or not the term of the comprehensive financing line ends. Party B shall fulfill the approval procedures for applications that are submitted during the term in accordance with the contract, attachments and other relevant legal documents. The ending of the term does not affect the claims and debts.

4	Interest and Fees
4.1
The starting date, due date, amount, interest rate, interest-bearing manner, interest settlement, types of fees, fee rates, the calculation method of fees, and fee payments of the Comprehensive Financing Line under this contract shall be in compliance with legal documents. When the two parties cannot reach an agreement on above items, Party B has the right to reject the application for the Comprehensive Financing Line financing.

LIBOR refers to the interbank rates published by the British Bankers' Association on 11AM (London time), 2 working days before the financing day or the rates adjustment day.

HIBOR refers to the interbank rates published by the Hong Kong Association of Banks on 11AM (Hong Kong time), 2 working days before the financing day or the rates adjustment day.

4.2	Fees that Party A shall pay Party B include:
4.2.1	Management fee of financing line, N/A % of the total amount.
4.2.2	Actual cost paid by Party B for processing each financing under this Comprehensive Financing Line.
4.2.3	Fees paid by Party B to recourse letters of credit, bills, guaranteed money under this Comprehensive Financing Line.
4.2.4	Other fees agreed by both parties.

5	Use of the Comprehensive Financing Line
5.1
Within the term and amount of the Comprehensive Financing Line, Party A is entitled to apply for financing line by written application one by one, and after examination and approval, Party B shall provide Comprehensive Financing Line financing to Party A one by one.

5.2	Party B is obligated to provide Comprehensive Financing Line financing to Party A only under the situation that all of the following conditions are satisfied:
5.2.1	Party A finished the approval process, registration, delivery, insurance and other legal procedures in accordance with the provisions and regulations of relevant laws.
5.2.2	Guarantee required by Party B has come into force.
5.2.3	Party A does not violate any of the provisions in this contract.
5.2.4	Party A paid off management fees of Comprehensive Financing Line in compliance with this contract.
5.2.5	Party A provided all documents required by Party B.
5.2.6	Party B checks and approves on the application on the Comprehensive Financing Line from Party A.
5.2.7	Other prerequisite
5.3
During the term of the Comprehensive Financing Line, the sum of used Comprehensive Financing Line and the balance shall be within the total amount of the Comprehensive Financing Line. For each financing project under the Comprehensive Financing Line, the sum of used project amount and the balance shall be within the total amount of that financing project.

5.4
All the outstanding debts under the Comprehensive Financing Line Contract No. Borrow 2008-015001R shall be deducted in the total comprehensive financing line of this contract, and the financing line shall be restored after the debts are settled.

6	Legal documents Related to This Contract
6.1
Party A shall sign the following contracts with Party B when applying for the comprehensive financing line each time; those documents are integral parts of the contract and they are binding on both parties. Both parties shall chop on those documents, and neither party shall question the legal validity for the reason that there is no signature on those documents.

6.1.1	Special agreements on the comprehensive financing line
Attachment #1: Special agreement on the Issue of Letter of Credit
Attachment #2: Special agreement on Trust Receipt
Attachment #3: Special agreement on Delivery Against Bank Guarantee
Attachment #4: Special agreement on Packing Credit
Attachment #5: Special agreement on Outward Documentary
Attachment #6: Special agreement on Export Negotiation
Attachment #7: Special agreement on Export Collection Loan
Attachment #8: Special agreement on Usance Bill Discount

6.1.2	Other special agreements:
Attachment #9: Special agreement on Comprehensive financing line Loan
Attachment #10: Special agreement on Comprehensive financing line Guarantee
Attachment #11: Special agreement on Bank Acceptance
Attachment #12: Special agreement on Discount of Bill of Exchange
Attachment #13: Special agreement on Transaction Line of Credit
Attachment #14: Special agreement on Facility Extent

6.1.3
When Party A applies for a Dragon Business Card from Party B under this contract, Party A shall sign the Dragon Business Card Cooperation Agreement of China Construction Bank and its attachments (including but not limited to: Schedule of Charges of Dragon Business Card, Regulations of Credit Card of China Construction Bank, statements of account, Organization details of Dragon Business Card, Cardholder details for Dragon Business Card, other contracts, Requisitions, Notices,  Credentials, and other legal documents which certify the claims and debts) and be in compliance with them.

6.1.4	Others _______________________________________________

6.2
When applying for the comprehensive financing line transactions, Party A shall submit the application for each project. Applications that are approved by Party B are integral parts to this contract and attachments, and they are binding on both parties.

6.3
When Party A applies for a Usance Credit, a Sight Credit under which Party B has no control on goods, a Delivery Against Bank Guarantee or a Trust Receipt loan, Party A shall also submit a Trust Receipt.

7	Rights and Obligations
7.1
Party A has the right to request Party B not to disclose any trade secrets on corporate information or business operations, unless the disclosure is required by rules and regulations，or otherwise agreed by the two parties.

7.2
Party A shall provide statistical reports, accounting statements, business operation information under the requirement of Party B, and Party A shall guarantee the authenticity, integrity and effectiveness for what he provided. If Party A is a group company, Party A shall provide a timely report on transactions whose amount is above 10% of the net assets. The report shall include: (1) relationships between the transaction parties; (2) transaction items and the nature of the transaction; (3) transaction amount and corresponding proportion; (4) pricing policies (including transactions which are not money related or are just a token payment).

7.3	Party A shall actively cooperate with Party B to inspect and supervise the business operation, financial activities, and the use of comprehensive financing line under this contract.
7.4	Party B has the right to adjust or terminate the comprehensive financing line when Party B notices that operational changes have occurred that will affect the business operations of Party A.
7.5
Party A shall open a RMB or foreign currency account at China Construction Bank, and shall authorize Party B to process export settlement, financing business for import and export, and other bank operations.

7.6	Party A shall use the comprehensive financing line for the purpose agreed by both parties.
7.7	Party A shall pay off debts within the time agreed by both parties.
7.8
Party A shall take the risk on exchange rate. When the total amount of the comprehensive financing line used may be or has been greater than the agreed amount due to the risk of exchange rate, Party A shall provide recognized guarantee after receiving a notice from Party B.  When the total used comprehensive financing line may be or has been greater than the agreed amount due to the change of exchange rate, Party B has the right to terminate the comprehensive financing line.

7.9
Party A shall not surreptitiously withdraw funds, transfer capital or use associated transactions to evade the debt to Party B by Party A. Party A shall not use false contracts, false notes receivable, false account receivable to discount or pledge to the bank, taking bank funds or credit.

7.10
Party A shall immediately inform Party B by written notice when there are industrial and commercial registration changes on corporate name, legal representative (person in charge), address, business scope, registered capital or the corporate constitution.

7.11	Party A shall guarantee that Party A shall not sign any contracts, which are detrimental to the rights and interests of Party B with a third party.
7.12	During the contract until all outstanding debt has been repaid, without the written consent of Party B, Party A shall not provide a guarantee for any third party.
7.13	Party A shall take liability for any loss of Party B caused by the violation of this contract by Party A, or by a third party,.

8	Liabilities and Remedial Measures
8.1	Breach of Contract and Liabilities by Party B
8.1.1	If Party B violates this contract, attachments, or approved applications, Party A may require Party B to fulfill its obligations according to the contract;
8.1.2	If Party B charges Party A any interest or fee, which is prohibited according to laws and regulations, Party A has the right to request a refund from Party B.
8.2	Breach of Contract by Party A shall mean:
8.2.1	Party A violates this contract, attachments, or any approved application, or any statutory duty;
8.2.2	Party A makes it clear that Party A shall not fulfill this contract, attachments, or any obligations under approved applications.
8.3	Situations That Are Detrimental to the rights of Party B
8.3.1
Situations that are detrimental to the rights of Party B include: contracting, takeover, leasing, joint-stock reforming, registered capital reduction, investing, affiliation, merging, acquisition, restructuring, separation, equity participation, business rectification, applying for dissolution, applying for bankruptcy, changing of the controlling shareholder, significant changes to assets, shutting down of production or business, taking heavy fines, suspension of business registration, revocation of business license, involvement in major lawsuits, having serious difficulties in production and operation, financial deterioration, the legal representative or the primary responsible person can not perform their duties.

8.3.2
Situations that are detrimental to the rights of Party B include: Party A does not pay off other mature debts (including debts to other branches of China Construction Bank or a third-party), or transfers property at a low price, or abates a debt, or delays in exercising other rights, or offers a guarantee for a third-party.

8.3.3	Party A abuses the independent status of its legal representative, or limited liability for shareholders to avoid debts, which are detrimental to the rights of Party B.
8.3.4	Party A does not meet any of the prerequisites stipulated in this contract, attachments, or other agreements under comprehensive financing line financing.
8.3.5	Any of the following situations related to the guarantor shall be considered as detrimental to the rights of Party B:
8.3.5.1	Violates any provisions under the guarantee contract, or makes untrue, false, or incomplete representations and warranties.
8.3.5.2
The competency of the guarantor is negatively affected by the following situations:  contracting, takeover, leasing, joint-stock reforming, registered capital reduction, investing, affiliation, merging, acquisition, restructuring, separation, equity participation, business rectification, applying for dissolution, applying for bankruptcy, changing of the controlling shareholder, significant changes to assets, shutting down of production or business, taking heavy fines, suspension of business registration, revoking the license, involving in major lawsuits, having serious difficulties in production and operation, financial deterioration, the legal representative or the primary responsibility can not perform their duties.

8.3.5.3	Other circumstances that may cause the loss or potential loss of the guarantee ability.
8.3.6	Any of the following situations relates to the mortgage or pledge shall be considered as detrimental to the rights of Party B:
8.3.6.1	Value of mortgage or pledge decreases because of national government collection, confiscation, expropriation, free-charge recover, demolition, changes in market conditions or any other reason;
8.3.6.2	Mortgage or pledge is seized, detained, frozen, deducted, confined, sold at auction, supervised by an administration, or under ownership dispute;

8.3.6.3	The mortgagor of pledgor violates any provisions under the mortgage or pledge contract, or makes untrue, false, incomplete representations and warranties.
8.3.6.4	Other circumstances that may be detrimental to the mortgage or pledge right of Party B.
8.3.7
Any of the following situations shall be considered as detrimental to the rights of Party B: guarantee is not established, or does not come into effect, or is revoked, or is relieved, or the guarantor violates the contract or makes it clear he will not to fulfill the guarantee responsibilities, or the guarantor loses some or all of the guarantee capabilities, or the value of the collateral is reduced or other circumstances.

8.4	Remedial Measures
Party B has the right to exercise one or more of the following measures when the circumstances of above Chapter 8.2 or 8.3 happen:
8.4.1	Party B shall adjust or terminate the comprehensive financing line or a single financing under the comprehensive financing line.
8.4.2	Party B shall terminate all the contracts and attachments, and request an immediate pay off on mature or undue principal, interest, and fees.
8.4.3	Party B shall charge defaut interest and compound interest.
8.4.4	Party B shall exercise the guarantee right.
8.4.5	Other remedial measures, include but are not limit to:
8.4.5.1	Recover money from the bank account of Party A at China Construction Bank, without advance notice to Party A;
8.4.5.2	Require Party A to provide a new recognized guarantee for the contract and attachments.
8.4.5.3	Terminate the contract and attachments.
8.4.5.4	Other remedial measures stipulated in attachments.

9	Miscellaneous
9.1	Fees payment
Fees under the contract such as retaining fee, insurance, evaluation fee, registration fee, custody fee, identification fee, and notary fee shall be paid by Party A, except as otherwise agreed.

Fees charged to Party B for carrying out the rights as the creditor (including but not limited to: legal expenses, arbitration fees, property preservation fees, travel expenses, implementation costs, evaluation fees, auction fees, notary fees, delivery fees, advertising costs, retaining fees) shall be paid by Party A.

9.2	The Use of Information
Party A authorizes Party B to check the credit status of Party A from the credit database, which is created under the permission of the People's Bank of China and the credit department. And Party A authorizes Party B to submit credit status of Party A to the database. In addition, Party A authorizes Party B to reasonably use and disclose information of Party A for business use.

9.3	Collection Notice
If Party A defaults on the outstanding loan principal and interest, or breaches this contract, Party B has the right to inform relevant departments or units, and carry out collection notices through public media.

9.4	Evidential Effects of Records of Party B
Unless there is reliable evidence to the contrary, all records of Party B, which include records of principal, interest, fees, and receipts of repayment, withdrawals, interest payments, and other collection notices and warranties, shall determine the debtor creditor relationship. Party A shall not challenge the legal validity for the reason that those records are unilaterally produced or retained by Party B.

9.5	Reservation of Right
Rights of Party B under this contract shall not exclude any other right in accordance with laws and regulations and other contracts. Any act of tolerance, grace period, concessions or delay of the exercise of the provisions of this contract following Party A’s violation can not be considered that Party B gives up its rights and interests under this contract, nor that Party B permits or approves of such violation. Moreover, there shall be no restrictions to prevent or impede Party B from exercising other rights, and any act of tolerance, grace period, concessions or delay of the exercise of the provisions of this contract does not obligate Party B to future acts of this kind toward Party A.

9.6
If there is other debt in addition to the debt under this contract, Party B has the right to recover money from the bank account of Party A in China Construction Bank to pay any of the mature debt. Party A agrees not to raise any objections.

9.7	Party A shall inform Party B by written notice of address or contact information changes, any loss caused by deferred notice shall be taken by Party A.

9.8	Charge of Accounts Receivable
9.8.1
For all accounts receivable under this contract, Party B has the right to recover money from the bank account of Party A in China Construction Bank, without advance notice to Party A. When the foreign exchange settlement and foreign exchange trading procedures are required, Party A shall cooperate with Party B, and Party A shall take the exchange rate risk.

9.9	Dispute settlement methods
During the term of the contract, all controversy and dispute shall be dealt with through negotiation. If the two parties are unable to reach an agreement, either Party can institute legal proceedings in the People’s Court at the place of Party B.
In the litigation or arbitration, terms or conditions that are not controversial shall continue to be fulfilled.
9.10	Effective conditions of the contract
This contract shall enter into force after the legal representative (primary person responsible) or authorized person of both parties sign and chop on the contract.
9.11	This Agreement will be executed in quadruplication.
9.12	Other issues agreed ________________________________________
9.13
All the legal documents under this contract (including but not limited to: attachments, applications, agreements, documents, warranties or the like) are an integral part of this contract to specify rights and liabilities of both parties.

10	Bank In Charge
Party B authorizes Cheng Dong Branch of CCB as the bank in charge. After the entry into force of this contract, Cheng Dong Branch has the right to perform the contract (in whole or in part), debt collection, litigation or arbitration, implementation, and chop on related materials or documents.

11	Acknowledgements
11.1	Party A is well aware of the business line and authorization of Party B.
11.2	Party A has read through this contract. Party B has made explanations on corresponding provisions. Party A is well aware of meanings of the contract, and the legal consequences.
11.3
Party A signs and performs it obligations under this contract in line with laws, regulations, and corporate constitutions, and Party A gets the authorization or approval from the corporate authority or state authority.

Party A (Corporate chop): SinoHub SCM Shenzhen, Ltd.

Legal representative or authorized agent (signature): /s/Cui Hantao

January 21, 2009

Party B (Corporate Chop): Shenzhen Branch, China Construction Bank

Legal representative or authorized agent (signature): /s/Zhu Jiusheng

February 4, 2009